Sanford C. Bernstein Fund II, Inc.
811-21034
Exhibit 77C Matters submitted to a vote of security holders

RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the Sanford C. Bernstein Fund II, Inc. (the Fund) was held on November 5, 2010
(the Meeting). At the Meeting, with respect to the election of Directors for the Fund, the required number of outstanding shares was voted in favor of the proposal, and the proposal was approved. A description of the proposal and number of shares voted at the Meetings is as follows:

Proposal: The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For                Withheld Authority
John H. Dobkin		26,384,733               198,002
Michael J. Downey	26,384,733               198,002
William H. Foulk, Jr.	26,384,733               198,002
D. James Guzy		26,384,733               198,002
Nancy P. Jacklin	26,384,733               198,002
Robert M. Keith		26,384,733               198,002
Garry L. Moody		26,384,733               198,002
Marshall C. Turner, Jr.	26,384,733               198,002
Earl D. Weiner		26,384,733               198,002

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